Exhibit 10.16

Director Fee Arrangements

     Fees for the non-employee directors of ITLA Capital Corporation (the “Company”) for 2005 have been set by the Compensation Committee of the Company’s Board of Directors at $1,000 per Board or board committee meeting attended, plus a monthly retainer of $2,250. In addition, Preston Martin, the Chairman of the Audit Committee, will receive an annual retainer of $15,000 for his service in that capacity. In the discretion of the Compensation Committee, individual directors may also receive honorariums for additional work performed on behalf of the Company. The honorariums paid to directors for 2004 were as follows: (i) an honorarium of $5,000 to Director Robert Reed for his time and assistance with legislative matters; (ii) an honorarium of $5,000 to Director Jeffrey Lipscomb for his time and assistance with compensation matters; (iii) an honorarium of $15,000 Director Hirotaka Oribe for his time and assistance with Japanese business matters and his extensive work with the Executive Committee on lending matters; and (iv) an honorarium of $10,000 to Director Martin for his time and assistance with matters concerning the Company’s recently executed agreement with Fannie Mae.